AGREEMENT, made as of the 7 day of March, 1991.

                                     between

INTERNATIONAL LEAD ZINC RESEARCH ORGANIZATION, INC., a North Carolina Non-Profit Corporation with offices at 2525 Meridian Parkway, Post Office Box 12036, Research Triangle Park, North Carolina 27709 ("Sponsor").

                                       and

SOLMECS (ISRAEL) LTD, corporation with offices at Clal Center, Suite 218, 97 Jaffa Road, Jerusalem 94341, Israel ("Contractor");

     WHEREAS, Sponsor desired Contractor to carry out the program of research (hereinafter called the "Project"), set forth in contractor's proposal dated June 1990, attached hereto as Exhibit A and made a part hereof, and Contractor is willing and able to perform such work, identified as:

                LM-391, Use of Lead in LMMHD Cogeneration Systems


     NOW, THEREFORE, the parties agree as follows:

1.   Research on Project

     (a) Contractor shall initiate and carry out the Project in accordance with the provisions of Exhibit A and shall provide laboratory facilities, equipment, materials, personnel and supervision, all as set forth in Exhibit A. If at any time during the term of this Agreement, Contractor becomes aware of any impending change of personnel assigned to the Project, for whatever reason, Contractor will immediately notify Sponsor of the impending change, and furthermore, will notify Sponsor of the name(s) and duties of the new personnel, so assigned, as soon as this information is known to Contractor. Work on the Project shall begin with three (3) months of the date of this Agreement and Contractor shall promptly notify Sponsor of the date when work begins.

     (b) All work done by contractor, and all employment and other contracts made by Contractor, in the performance of this Agreement shall be done or made by it as principal, and not as the agent of Sponsor, and Sponsor shall not have any liability whatsoever for any such work or under any such contracts or for the payment of any claims made by any person on account of any property damage or personal injury arising out of Contractor's performance of this Agreement. Contractor shall discharge the duties and obligations of principal with respect to such work and such contracts, including, but not limited to, the withholding and payment of all applicable taxes and the filing of all necessary returns. Upon Sponsor's request, Contractor at its own expense will defend any action or claim brought or made by any person against Sponsor arising out of Contractor's performance of this Agreement, provided that Sponsor shall have the right to participate through counsel of its choice in the defense thereof. Contractor will hold Sponsor harmless from any and all damages, costs or other liabilities incurred by Sponsor as the result of the bringing of any such action or the assertion of any such claim, including Sponsor's reasonable attorney's fees.



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


2.   Subcontracting

     With the prior written approval of Sponsor's President, Contractor may subcontract all or any part of the work on the Project to a subcontractor. Any subcontract shall contain provisions, substantially similar to the provisions of this Agreement, protecting all of Sponsor's rights under this Agreement, including, without limitation, provisions substantially similar to paragraph (b) of Section 5 and Sections 6, 9, 12, 14, and 15. However, no subcontract shall relieve Contractor of any of its obligations under this Agreement.

3.   Terms and Termination

     (a) This Agreement shall terminate one (1) year from the date when work on the Project begins, unless terminated earlier as provided in Paragraph (b) of this Section 3, or renewed as provided in Section 4.

     (b) Either party may terminate this Agreement at any time upon sixty (60) days' prior written notice to the other party.

     (c) Termination of this Agreement shall bring an end to the Project and to Sponsor's obligation to reimburse Contractor for costs of the Project incurred thereafter. It shall not, however, affect rights and obligations already accrued or clearly intended to survive, including, without limitation, Sponsor's obligation under paragraph (a) Section 5 to reimburse Contractor for costs theretofore incurred and Sponsor's rights and Contractor's obligations under paragraph (b) of Section 1, paragraph (b) of Section 5, and Sections 6, 9, 12, 13, 14, 15, and 17 all of which shall survive.

4.   Renewal

     If this Agreement has not theretofore been terminated pursuant to paragraph
(b) of Section 3, Contractor shall, not later than June 1 of the year in which the Agreement, or any renewal thereof is to terminate, advise Sponsor in writing as to the desirability of doing further research work on the subject matter of the Project. If further work is recommended, the recommendation shall be accompanied by a formal proposal for renewal of this Agreement, setting forth in detail the additional work recommended, the time required and the estimated costs of performing the recommended work. Sponsor may accept the renewal proposal by notifying the Contractor in writing prior to the expiration of the original term of the contract or any subsequent renewal period, whereupon this Agreement shall be renewed and extended for the term provided in the renewal proposal or for one year, whichever is less. All terms and conditions of this Agreement shall apply during any renewal term, except that during the renewal term (i) the expression "Exhibit A" as used herein shall mean the renewal proposal, (ii) the expression "Project" as used herein shall mean the program of research set forth in the renewal proposal and (iii) Sponsor's liability under
Section 5 to reimburse Contractor for costs incurred during the renewal term shall not exceed the dollar limit stated in Sponsor's letter accepting the renewal proposal.

5.   Costs

     (a) Sponsor shall reimburse Contractor for the costs of the Project up to but not exceeding a total of $387,229. Contractor shall render itemized invoices, quarterly, for the costs actually incurred during the previous quarter, and Sponsor shall pay invoices promptly upon presentation, provided that Sponsor shall not be required to pay any invoice until any reports under



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


Section 13 due at the time the invoice is rendered have been submitted to Sponsor. Payment schedule:

                                  $100,00 each in 1991 and 1992
                                  $85,000 in 1993
                                  $50,000 in 1994
                                  $52,229 in 1995

     (b) Contractor shall keep books of account showing all costs of the project, which shall be open at all times to inspection by representatives of Sponsor.

     (c) For the purposes of this Section 5, the term "costs" shall include only costs of the types contemplated by Exhibit A, and shall not include administrative overhead or indirect costs except to the extent specifically stated in Exhibit A.

6.   Technical Data

     All developments, inventions, improvements, information, data or ideas (hereinafter referred to as "Technical Data") which flow from work on the Project shall be the equally shared property of Contractor and Sponsor, regardless of whether such Technical Data are patentable, and regardless of whether patent applications are filed in respect thereto. In furtherance of this provision:

     (i) Contractor represents and agrees that it has required, or will promptly require, each of its personnel engaged in work on the Project to agree in writing (x) to disclose promptly to Contractor all Technical Data which flow from work on the project and to specify whether such Technical Data (1) Incorporate any information turned over to Contractor by Sponsor or (2) embody any invention made in whole or in part in the United States; (y) to assign to Contractor or whomever Contractor specifies, the entire right, title and interest, for the United States and all other countries, in and to any such Technical Data as contractor shall request; and (z) to execute at any time during the term of this Agreement or thereafter, all applications for patents covering any of such Technical Data, as well as any other instruments which may be considered necessary or appropriate to vest in and secure to the assignee the rights to be assigned under this subparagraph (i) of Section 6 to aid in the prosecution of applications for such patents.

     (ii) Contractor further agrees (x) to disclose promptly to Sponsor all Technical Data which flow from work on the project and to specify whether such Technical Data (1) incorporate any information turned over to Contractor by Sponsor or (2) embody any invention made in whole or in part in the United States; (y) to formally assign to Contractor and Sponsor the entire right, title and interest, for the United States and all other countries in and to such Technical Data as Contractor and Sponsor will agree upon; and (z) at the agreement of the Contractor and the Sponsor, to execute, or obtain the execution of, at any time during the term of this Agreement or thereafter, all applications for patents covering any such Technical Data, and any and all instruments as may be considered necessary or appropriate by Contractor and sponsor to vest in and secure to Contractor and to Sponsor the equally shared rights assigned to Contractor and Sponsor, provided, however, that Sponsor shall bear the expense of the preparation, filing and prosecution of such patent applications and of the preparation of such instruments.

     (iii) Contractor further agrees that it shall not file, cause to be flied, or authorize the filing of nor allow any of its personnel to file, cause to be filed, or authorize the filing of patent applications anywhere in the world directed to any inventions embodied in such Technical Data or to any inventions disclosed in any information turned over the Contractor by Sponsor without the prior written approval of Sponsor's President together with (x) notification that a license has been issued by the United States Government authorizing such filing as required by the laws of the United States or (y) written confirmation that such license is not required.


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

7.   Intellectual Property

     (i) All data, findings, discoveries, etc. (hereinafter called "Information") that will accrue during research until the point that is ceases, and which is not patentable, will remain the property of the parties themselves, and shall not be transferrable to a third party.

     (ii) The non-transferability of the above rights to the information shall expire five (5) years after the cessation of the mutual project, and each party will be free to dispose of his rights according to his own judgment and interest.

     (iii) Notwithstanding the aforementioned above, each party will be free to continue research at his own expense after cessation of the mutual project.

     (iv) In the event that as a result of the continued research mentioned in subsection (iii) above, information worthy of a patent is discovered and/or developed, then the other party will be entitled to consideration in an amount to be determined in negotiations between the parties at such a time.

8.   Patents

     (i) In the event that a patent is obtained, it shall be registered in the name of both of the parties as co-owners.

     (ii) Use of the patent shall be together, such that no party will sign a contract with a third party without the other party's signature, and the patent will only be transferrable with the signature of both parties.

     (iii) The right of each party to transfer his rights shall be subject to the other party's right of first refusal according to the same price and conditions that were offered by the third party.

     (iv) In the event that Sponsor will not be interested in patent registration somewhere, Contractor will have the right to register the patent in its own name, at its own expense. Sponsor will give prompt response to any such notification received from Contractor.

9.   Confidence

     Contractor shall take all reasonable precautions, including requiring personnel engaged in work on the Project to execute Agreements substantially similar to this Section 9, to keep confidential all information turned over to Contractor by Sponsor, Sponsor's interest in the Project, and all Technical Data as defined (i) Section 6 hereof, and shall not disclose nor allow its personnel to disclose any such information or Technical Data to third persons, and shall not publish nor allow its personnel to publish any such information or Technical Data; provided, however, that the obligations of this Section 9 shall not apply
(a) in any case where prior written approval is obtained from Sponsor's President or (b) to the extent that such information or Technical Data (i) is generally available to the public, otherwise than as a consequence of a breach of Contractor's obligations hereunder to maintain such matters in confidence, or
(ii) is already in Contractor's written records prior to the date of this Agreement. Such approval shall not be unreasonably withheld.



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


10.  Modification of Project

     Both parties recognize that the program of research set forth in Exhibit A may have to be modified as research results indicate that changes in emphasis of direction are appropriate. Modifications may be agreed to at any time and from time to time by Sponsor's President and the person designated by Contractor pursuant to Section 11 to maintain liaison with Sponsor's President. Any modification may be oral unless one of the persons agreeing to the modification requests that it be in writing.

11.  Liaison

     Contractor shall designate a person to represent Contractor under this Agreement and to maintain liaison for Contractor with Sponsor's President. Prompt written notice of the person so designated, and of any subsequent change of designation, shall be given to Sponsor. The person so designated shall keep Sponsor's President fully and currently informed of the status of work on the Project and of all research results. When requested by Sponsor's President, the person so designated, and any other personnel of Contractor assigned to the Project, shall meet with any persons designated by Sponsor's President to review the Project. If the meeting takes place outside the State of Israel, Sponsor will cover the costs involved in it, unless agreed otherwise.

12.  Research Records

     Contractor shall require personnel assigned to the Project to keep sufficiently detailed records of work done on the Project, the findings and the conclusions, such records shall be open at all times to inspection and copying by representatives of Sponsor. Contractor will keep these records for one year after termination of Project as defined in the attached Exhibit A.

13.  Reports

     Subject to the limitations set forth in Section 14, Contractor shall make the following reports; each of which must begin with an Executive Summary of the principal results detailed in the main body of the report. This Executive Summary should be limited to one page in length, if possible; should state the overall objective of the research program; should clearly summarize the results obtained during the latest reporting period; and should describe the work proposed for the next reporting period. As this Summary will be read by some persons who have no special knowledge of the research area, simple language is recommended.

     During each calendar year that the contract, or its continuation, is in force, two written progress reports must be submitted in accordance with the following schedule:

Type of Report                               Date Due at Il ZRO Office                    Copies Required
--------------                               -------------------------                    ---------------
Semi-Annual                                     July 15 - July 30                             20

Annual/Final (Cumulative)                   February 1 - February 15                          30
                                               Within 60 days of
                                            Contract termination date

     At the agreement of Contractor and Sponsor, and subject to the provisions of Section 9, Contractor shall prepare and submit to Sponsor a written summary setting forth the data and conclusions resulting from Contractor's research, in a form suitable for publication, in a journal to be mutually agreed upon between Sponsor and Contractor.




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


14.  Disclosure of Patentable Material

     Contractor shall promptly call Sponsor's attention to any Technical Data flowing from work on the Project which appear to contain patentable inventions. Contractor shall not include information as to such Technical Data in the reports required by Section 13, but shall furnish Sponsor with copies of a special report marked "Industrial Confidential" containing a full disclosure as to such Technical Data. Such special report shall specify whether any inventions contained in such Technical Data (a) were disclosed in whole or in part in information turned over to Contractor by Sponsor or (b) were made in whole or in part in the United States.

15.  Materials and Equipment

     All unconsumed materials and equipment purchased or fabricated by Contractor and charged to Sponsor under Section 5 shall be the property of Sponsor. Upon termination of this Agreement, Contractor shall notify Sponsor of any such materials and equipment that were not consumed on the Project and, if Sponsor so requests, shall deliver such materials and equipment, at Sponsor's expense, to such place as Sponsor may direct.

16.  Plant

     (i) According to the Appendix the plant will be erected on the property of Ben-Gurion University of the Negev at the expense of Sponsor including parts and labor.

     (ii) At the end of the period of the mutual project the plant will become the property of Sponsor.

     (iii) Sponsor will notify Contractor within six (6) months from the date of the cessation of the mutual project what is to be done with the plant.

     (iv) In the event that Sponsor has not notified Contractor by the end of six (6) months the ownership of the plant will be automatically transferred to Contractor.

     (v) In the event that the University demands the removal of the plant before the expiration of the six-month period, Sponsor must notify Contractor of its decision regarding disposition of the plant no later than fifteen (15) days before the removal date which the University has given to Contractor.

17.  Payments by Contractor to ILZRO

     In consideration of Sponsor's substantial five-year commitment to the Project, Contractor agrees to remit yearly payments to Sponsor based upon the usage of lead in LMMHD systems which generate steam, electricity, or both in facilities intended for all except solely research purposes. To calculate such payments, Contractor will determine at the end of the calendar year, the number of facilities brought to initial operation during that year which are based on the LMMHD technology developed by Contractor. The total amount of lead used in such facilities will be calculated from actual purchasing documents for each facility or by assuming that 200 metric tons are required for each MW of generated power and adjusting for steam production. Based upon this total, Contractor will remit payments to Sponsor based upon the following schedule:

     o    $1.37 for each metric ton of lead up to a total sum of $932,000

     o    $0.27 for each additional ton of lead until another $932,000 is paid.

     Each payment shall be due and payable within sixty (60) days after the end of the calendar year, and the full amount of such payment shall be remitted in U.S. currency and paid to Sponsor's account with a bank designated by Sponsor in writing. Contractor shall not make any deduction whatsoever from such payments.

18.  Delegation by President

     The powers and duties assigned to Sponsor's President under this Agreement may be delegated by him to any member of Sponsor's staff. Contractor shall not be required to recognize such delegation until it has received written notice thereof from Sponsor's President.

19.  Interpretation

     In the case of any inconsistency between the provisions of Exhibit A and the provisions of this Agreement, the latter shall govern.

20.  Notices

     Any notice, report or other communication required to be given or made under this Agreement by one party to the other shall be deemed to have been sufficiently given or made for all purposes if mailed prepaid by registered mail addressed to such other party at its address set forth at the beginning of this Agreement. Either party may, at any time, change its address for the purposes of this Section 20, by giving written notice of such change to the other party.

21.  Assignability

     This Agreement may not be assigned by Contractor without Sponsor's prior written consent. Subject to the foregoing restriction on assignment, this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.


22.  Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

SOLMECS (ISRAEL) LTD.                                INTERNATIONAL LEAD ZINC
                                                     RESEARCH ORGANIZATION, INC.

By:  /s/ H. Branover                                By:   /s/ [ILLEGIBLE]
     ----------------------                               ----------------------
                                                          President



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